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                                                                    Exhibit 23.1

                         Independent Auditors' Consent


The Board of Directors and Stockholders
Hanover Direct, Inc.:


     We consent to the incorporation by reference in the registration statements (Nos. 2-92383, 2-94286, 33-52059, 33-52061, 33-52353, 33-52687, 33-58756,
33-58758, 33-58760, 33-66394, 333-3871, 333-02743, 333-03871, 333-13817,
333-25141, 333-51433, 333-80007, 333-91687, 333-91689, 333-88148, 333-88156 and
333-101564) on Form S-8 of Hanover Direct, Inc. of our report dated March 25, 2003 except as to note 6, which is as of April 2, 2004, with respect to the consolidated balance sheets of Hanover Direct, Inc. as of December 27, 2003 and December 28, 2002 and the related consolidated statements of income (loss), shareholders' deficiency, and cash flows for the years ended, and the related 2002 and 2003 consolidated financial statement schedule, which report appears in the December 27, 2003 annual report on Form 10-K of Hanover Direct, Inc.

     Our report dated March 25, 2003 contains an explanatory paragraph relating to the fact that the 2001 consolidated financial statements and financial statement schedule of Hanover Direct, Inc. were audited by other auditors who have ceased operations. Our report also refers to the adoption in 2002 of the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets".

     Our report also indicates that the Company's consolidated balance sheet as of December 28, 2002 has been restated to classify certain debt as current.

KPMG LLP


New York, New York
April __, 2004